Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations
Aly Noormohamed, (972) 673-6050
DR PEPPER SNAPPLE GROUP REPORTS FIRST QUARTER 2009 RESULTS
First quarter earnings per share excluding certain items were $0.37. Reported earnings of $0.52 per share included $62 million of pre-tax gains related to distribution agreement changes.
Net sales, as adjusted, up 4% on 5% BCS volume growth. Reported net sales down 3%.
Company generated $178 million of cash from operations and repaid $155 million of debt in the quarter.
Company raises guidance for 2009 earnings per share excluding certain items to $1.70 to $1.78. Reported 2009 EPS now expected to be $1.85 to $1.93.
Plano, TX, May 13, 2009 — Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported first quarter 2009 earnings of $0.52 per share compared to earnings of $0.38 per share in the prior year period. Excluding net gains related to the Hansen contract termination settlement and the sale of certain distribution rights in the current year period as well as restructuring charges in the prior year period, the company earned $0.37 per share compared to $0.40 per share in 2008.
For the first quarter, reported net sales declined 3%. Excluding the loss of Hansen product distribution and on a currency neutral basis, net sales increased 4% on 6% sales volume growth and solid pricing actions. Net sales growth was negatively impacted by a higher mix of carbonated soft drink (CSD) concentrates and value juices. Segment operating profit, as adjusted, increased 18% reflecting lower commodity and fuel costs, operating benefits from higher volumes and a strong cost control focus. Reported income from operations was $265 million including $62 million of net pre-tax gains related to certain distribution agreement changes.
DPS President and CEO Larry Young said, “While the U.S. economy remains weak, consumer sentiment appears to be improving and we’re continuing to see a shift in purchase habits toward CSDs and other value offerings. Our portfolio of CSDs and value juices performed extremely well in the quarter led by strong gains in Crush distribution and Hawaiian Punch and solid Dr Pepper and Core 4 growth. Pressure remains at the premium end of the portfolio, especially with Snapple. We’re confident, however, that recent product and package changes coupled with strong marketing programs will return this brand to growth toward the end of this year.”
Young added, “As we look ahead, we see a North America beverage industry that will be markedly different, yet has the potential to reignite category growth. For DPS, this presents a unique opportunity to build upon our already strong growth prospects. This will require even greater attention to revenue, cost and productivity management and ongoing investments in our brands to ensure we capture our fair share of the growth.”

	First Quarter
			Percent
Earnings per share reconciliation	2009	2008	Change

Reported earnings per share	$0.52	$0.38	37

Items affecting comparability
- Net gain on Hansen termination and sale of certain distribution rights
- Restructuring costs	(0.15)	—
	—	0.02

EPS excluding certain items	$0.37	$0.40	(8)

Volume (BCS), sales volume, net sales and segment operating profit, as adjusted, in the tables and commentary below exclude the loss of Hansen product distribution and are on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see page A-5 accompanying this release.

	Percent change as reported	Percent change as adjusted
Summary of 2009 results	First Quarter	First Quarter
Volume (BCS)	4	5
Net Sales	(3)	4
Segment Operating Profit	9	18

BCS	— bottler case sales
Volume (BCS)
For the quarter, volume increased 5%. CSDs increased 5% and non-carbonated beverages (NCB) increased 6%.
In CSDs, Dr Pepper volume was up 1%. “Core 4” brands — 7UP, Sunkist, A&W and Canada Dry — were up slightly. Growth in 7UP, up 3%, and Canada Dry, up 4%, was offset by a 5% decline in Sunkist. Crush volume tripled, adding 10 million cases in the quarter on expanded third party bottler distribution. Fountain/foodservice volume increased 2%.
In NCBs, Hawaiian Punch volume increased 31% on strong promotional activities and favorable comparisons in the prior year period. Pressure on the company’s premium products continued with volume down 16% led by a 22% decline in Snapple. Mott’s juices and sauces increased 2%. In Mexico, Aguafiel declined 13% reflecting ongoing competitive pressure.
By geography, U.S. and Canada volume increased 6%, and in Mexico and the Caribbean, volume increased 1%.
Across all measured channels, as reported by The Nielsen Company, the company grew U.S. CSD dollar share 0.8 percentage points year-to-date.

Sales volume
For the quarter, reported sales volume increased 5%. Sales volume, as adjusted, increased 6% and exceeded BCS volume by one percentage point as third party bottlers built their concentrate inventory positions to support expanded Crush distribution.

	Percent change as reported			Percent change as adjusted
	First Quarter			First Quarter
Summary of 2009 Segment results	Sales Volume	Net Sales	SOP	Sales Volume	Net Sales	SOP
Beverage Concentrates	7	9	19	7	11	21
Packaged Beverages	4	(3)	6	5	3	20
Latin America Beverages	0	(23)	(47)	1	1	(14)

Total	5	(3)	9	6	4	18

SOP	— Segment Operating Profit
Beverage Concentrates
Net sales for the quarter increased 11% reflecting sales volume growth led by expanded Crush distribution and mid-single digit price increases taken at the beginning of the year. Segment operating profit increased 21% reflecting net sales growth and lower compensation related costs partially offset by higher marketing investments.
Packaged Beverages
Net sales for the quarter increased 3% reflecting low single-digit sales volume growth in CSDs, strong double-digit sales volume growth in Hawaiian Punch and solid pricing actions across CSDs, Snapple and Mott’s partially offset by double-digit sales volume declines in premium beverages and negative product mix. Segment operating profit increased 20% reflecting net sales growth, lower commodity and fuel costs, increased operating efficiencies from higher volumes and strong cost controls.
Latin America Beverages
Net sales for the quarter increased 1% reflecting sales volume growth, led by new route expansion and Crush innovation partially offset by continued softness in Aguafiel. Segment operating profit decreased 14% reflecting net sales growth offset by increased selling and distribution costs related to new routes added toward the end of 2008.
Corporate and other items
For the quarter, corporate costs increased $13 million primarily reflecting higher stand-alone and stock-based compensation costs.
Net interest expense increased $23 million reflecting the absence of related party interest income and the company’s capital structure as a stand-alone company.
The effective tax rate was 38.3%. This included a tax expense of $3 million related to certain tax items indemnified by Cadbury.
Cash flow
For the quarter, the company generated $178 million of cash from operating activities and contributed $23 million to its pension and post-retirement benefit plans. Capital spending totaled $78 million. The company repaid $155 million of principal of its floating rate term loan, covering its scheduled repayment obligations through the first half of 2010.

2009 full-year guidance
The company continues to expect full year 2009 reported net sales to be down 2% to 4%. Excluding the loss of Hansen product distribution and on a currency neutral basis, the company expects net sales to grow 2% to 4%.
Excluding net gains related to distribution agreement changes, the company now expects full year 2009 earnings per share in the $1.70 to $1.78 range. This reflects an $0.11 per share increase from our previous guidance and is driven by:
•	Improved CSD and value juice trends partially offset by ongoing weakness in premium beverages;

•	Improvements in commodity and other ingredient costs as well as foreign currency;

•	Operating efficiencies driven by higher volumes; and

•	A reduction in the company’s full year tax rate to approximately 38% to 39% driven by favorable tax planning initiatives. This rate includes approximately $21 million of charges related to items that are indemnified by Cadbury.
In support of new product launches, the company expects to incur a greater portion of its annual marketing spend in the second quarter of 2009 compared to 2008, where the spend was in the third quarter.
The company expects to make cash contributions totaling $43 million to its pension and post-retirement benefit plans in 2009.
Capital spending is expected to be approximately 5% of net sales.
The company remains committed to using its free cash flow to pay down debt and expects to reduce its debt obligations by at least $400 million in 2009.
Segment reporting changes
Effective January 1, 2009, the company modified its internal reporting and operating segments to better reflect its business structure and provide greater clarity and transparency. The new operating segments comprise Beverage Concentrates, Packaged Beverages and Latin America Beverages.
The company provided unaudited supplemental information presenting historical results under the new segment reporting format in an 8-K filed April 30, 2009.
Forward looking statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated.

Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss first quarter 2009 results and the outlook for 2009. The conference call and slide presentation will be accessible live through DPS’ website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “Financial Press Releases” on the company’s website at http://www.drpeppersnapple.com in the “Investors” section.
Definitions
Volume (BCS) or bottler case sales: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the first quarter comprising January, February and March.
Sales volume: Sales of concentrate and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors.
Pricing refers to the impact of list price changes.
About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 8 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.
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DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2009 and 2008
(Unaudited, in millions, except per share data)

	For the Three Months Ended
	March 31,
	2009	2008

Net sales	$1,260	$1,295
Cost of sales	531	565

Gross profit	729	730

Selling, general and administrative expenses	499	508
Depreciation and amortization	27	28
Restructuring costs	—	10
Other operating income	(62)	(2)

Income from operations	265	186

Interest expense	55	48
Interest income	(1)	(17)
Other income	(3)	—

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	214	155
Provision for income taxes	82	60

Income before equity in earnings of unconsolidated subsidiaries	132	95
Equity in earnings of unconsolidated subsidiaries	—	—

Net income	$132	$95

Earnings per common share:
Basic	$0.52	$0.38
Diluted	$0.52	$0.38

Weighted average common shares outstanding:
Basic	254.2	253.7
Diluted	254.3	253.7

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEET
As of March 31, 2009 and December 31, 2008
(Unaudited, in millions except share and per share data)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$219	$214
Accounts receivable:
Trade (net of allowances of $13 and $13, respectively)	525	532
Other	63	51
Inventories	286	263
Deferred tax assets	87	93
Prepaid expenses and other current assets	71	84

Total current assets	1,251	1,237
Property, plant and equipment, net	1,001	990
Investments in unconsolidated subsidiaries	12	12
Goodwill	2,982	2,983
Other intangible assets, net	2,704	2,712
Other non-current assets	558	564
Non-current deferred tax assets	132	140

Total assets	$8,640	$8,638

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$804	$796
Income taxes payable	17	5

Total current liabilities	821	801
Long-term debt	3,366	3,522
Deferred tax liabilities	992	981
Other non-current liabilities	725	727

Total liabilities	5,904	6,031

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 253,839,196 and 253,685,733 shares issued and outstanding for 2009 and 2008, respectively	3	3
Additional paid-in capital	3,143	3,140
Accumulated deficit	(298)	(430)
Accumulated other comprehensive (loss) income	(112)	(106)

Total stockholders’ equity	2,736	2,607

Total liabilities and stockholders’ equity	$8,640	$8,638

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2009 and 2008
(Unaudited, in millions)

	For the Three Months Ended
	March 31,
	2009	2008
Operating activities:
Net income	$132	$95
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	39	34
Amortization expense	10	14
Amortization of deferred financing costs	5	—
Gain on disposal of intangible assets and property	(62)	(2)
Employee stock-based compensation expense	3	1
Deferred income taxes	17	28
Other, net	1	(1)
Changes in assets and liabilities:
Trade and other accounts receivable	(9)	30
Related party receivable	—	(21)
Inventories	(24)	(35)
Other current assets	14	(34)
Other non-current assets	(8)	(11)
Accounts payable and accrued expenses	50	(60)
Related party payable	—	63
Income taxes payable	13	1
Other non-current liabilities	(3)	(2)

Net cash provided by operating activities	178	100
Investing activities:
Purchases of property, plant and equipment	(78)	(44)
Purchase of intangible assets	(5)	—
Proceeds from disposals of property, plant and equipment	—	5
Proceeds from disposals of investments and other assets	68	—
Proceeds from related party notes receivables	—	37

Net cash used in investing activities	(15)	(2)

Financing activities:
Proceeds from issuance of related party long-term debt	—	129
Repayment of related party long-term debt	—	(145)
Repayment of senior unsecured credit facility	(155)	—
Change in Cadbury’s net investment	—	(50)
Other, net	(1)	—

Net cash used in financing activities	(156)	(66)

Cash and cash equivalents — net change from:
Operating, investing and financing activities	7	32
Currency translation	(2)	—
Cash and cash equivalents at beginning of period	214	67

Cash and cash equivalents at end of period	$219	$99

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three Months Ended March 31, 2009 and 2008
(Unaudited, in millions, except per share data)

	For the Three Months Ended
	March 31,
	2009	2008
Segment Results — Net Sales
Beverage Concentrates	$243	$222
Packaged Beverages	944	978
Latin America Beverages	73	95

Net sales as reported	$1,260	$1,295

	For the Three Months Ended
	March 31,
	2009	2008
Segment Results — SOP
Beverage Concentrates	$150	$126
Packaged Beverages	107	101
Latin America Beverages	9	17

Total segment operating profit	266	244
Unallocated corporate costs	63	50
Restructuring costs	—	10
Other operating income	(62)	(2)

Income from operations	265	186
Interest expense, net	(54)	(31)
Other income	3	—

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries as reported	$214	$155

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three Months Ended March 31, 2009 and 2008
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, which reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly and year-end results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit exclude the loss of Hansen product distribution and are on a currency neutral basis.

	For the Three Months Ended March 31, 2009
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	9%	(3)%	(23)%	(3)%
Impact of loss of Hansen product distribution	—	5%	3%	4%
Impact of foreign currency	2%	1%	21%	3%

Net sales, as adjusted	11%	3%	1%	4%

	For the Three Months Ended March 31, 2009
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	19%	6%	(47)%	9%
Impact of loss of Hansen product distribution	—	10%	3%	4%
Impact of foreign currency	2%	4%	30%	5%

Segment Operating Profit, as adjusted	21%	20%	(14)%	18%

EPS excluding certain items: Reported EPS adjusted for: 1) the net gain related to the Hansen contract termination payment as well as the sale of certain distribution rights, and 2) restructuring costs in 2008.

	For the Three Months Ended
	March 31,
			Percent
	2009	2008	Change
Reported EPS	$0.52	$0.38	37%
Net gain on Hansen termination and sale of certain distribution rights	(0.15)	—
Restructuring costs	—	0.02

EPS, excluding certain items	$0.37	$0.40	(8)%

2009 Net sales and EPS excluding certain items: 2009 expected net sales adjusted for the loss of Hansen product distribution and on a currency neutral basis. 2009 expected earnings per share excluding net gains related to distribution agreement changes

2009 Net Sales Guidance	Percentage Growth
Reported net sales	(2)% to (4)%
Impact of loss of Hansen product distribution	4%
Impact of foreign currency at spot rate	2%
Comparable currency neutral net sales	2% to 4%

2009 Earnings per share guidance	2009
Reported earnings per share	$1.85 to $1.93
Net gain on Hansen contract termination payment and sale of certain distribution rights	$0.15

EPS excluding certain items	$1.70 to $1.78